UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 27, 2015

Community Choice Financial Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-35537	45-1536453
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6785 Bobcat Way, Suite 200
Dublin OH 43016
(Address of principal executive offices) (Zip code)

614-798-5900
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On March 27, 2015, the Company entered into an amendment and extension of its existing $40.0 million dollar revolving credit facility. The revolving credit facility, which was fully drawn at the closing of the amendment, is now structured as a $26.7 million revolving credit facility with an accordion feature that, so long as no event of default exists, allows the Company to request an increase in the revolving credit facility of up to $40.0 million in total availability. The revolving credit facility is a two-year facility scheduled to mature on March 27, 2017.  The interest rate is one-month LIBOR plus 14% with a 15% floor, and there is a make-whole payment if the revolving principal balance falls below 85% of the aggregate commitment on or before September 27, 2016.  In addition to the previously agreed to covenants, the revolving credit facility now requires the Company to maintain 133% of the outstanding principal balance in cash or cash equivalents and requires a prepayment if a monthly borrowing base certificate shows that the principal amount outstanding is greater than either of the cash and cash equivalents in controlled accounts of the Company (and those subsidiaries that have guaranteed the obligations under the revolving credit facility) or 75% of the cash and cash equivalents of the Company and its subsidiaries.  The amendment also replaced a quarterly tested leverage ratio with a quarterly tested fixed charge coverage ratio.  Finally, upon an event of default, if the lenders choose to require repayment in full of the revolving credit facility, the Company must make that repayment within a certain timeframe, or the lenders are entitled to a fee that is based on the length of time it takes to repay the outstanding amounts in full. Immediately prior to the amendment, the previous lenders assigned the revolving credit agreement commitments to a new group of lenders, of which Ivy Funding Eleven, LLC serves as the Administrative Agent.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures of the material terms and conditions of the First Amendment to Revolving Credit Agreement contained in Item 1.01 are hereby incorporated into this Item 2.03 by reference.

Item 9.01                   Exhibit

10.1                                                First Amendment to Revolving Credit Agreement dated March 27, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Community Choice Financial Inc

Dated: April 2, 2015	By:	/s/ Michael Durbin
Michael Durbin
Chief Financial Officer